EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72955 and 333-166576) of Exxon Mobil Corporation of our report dated June 28, 2013, relating to the financial statements and supplemental schedule of the ExxonMobil Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 28, 2013